EXHIBIT 99.1

News

Media Contact
Robert Grupp
610-738-6402
rgrupp@cephalon.com

Investor Contact
Chip Merritt
610-738-6376
cmerritt@cephalon.com

For Immediate Release

Cephalon Reports Continued Strong Earnings Growth

Earnings Exceed Top End of Guidance;

 Sales Increase 27 Percent;

Cephalon Reiterates 2005 Total Sales and Earnings Guidance

Frazer, PA – May 3, 2005 – Cephalon, Inc. [Nasdaq: CEPH]  today reported first quarter 2005 revenue of $280 million, a 30 percent increase over the first quarter of 2004.  Diluted earnings per share for the first quarter 2005 were $0.44.  Excluding amortization expense, diluted adjusted earnings per share were $0.59, a 44 percent increase over the comparable figure of $0.41 in the first quarter of 2004.

Sales totaled $266.6 million, compared with first quarter 2004 sales of $210.4 million, a 27 percent increase.  All three lead products continued to post solid growth versus the first quarter of 2004.  Sales of PROVIGIL® (modafinil) Tablets [C-IV] increased 6 percent to $100.1 million; sales of ACTIQ® (oral transmucosal fentanyl citrate) [C-II] increased 45 percent to $101.9 million; and sales of GABITRIL® (tigabine hydrochloride) Tablets were $26.4 million, a 16 percent increase. Sales of other products increased 66 percent to $38.2 million, primarily as a result of recent acquisitions.

PROVIGIL, ACTIQ, and GABITRIL each experienced double digit prescription growth in the United States versus the first quarter of 2004, with aggregate prescription growth of 23 percent for these three products.

—more—

SOURCE:  Cephalon, Inc. • 41 Moores Road • Frazer, PA  19355 • (610) 344-0200 • Fax (610) 344-0065

“We were extremely pleased to submit our NUVIGIL™ filing during the quarter, marking the second of four NDAs that we plan to file by the first quarter of 2006,”  said Frank Baldino, Jr., Ph.D., Chairman and CEO.  “Our current product portfolio, and the success of these four new product opportunities, should enable us to double our total revenue by 2008.”

Cephalon is reiterating its guidance for 2005 sales of $1.2-1.25 billion, while changing the product mix as follows: PROVIGIL sales remain at $550-600 million, ACTIQ sales remain at $390-420 million, GABITRIL sales decrease $30 million to $80-90 million and other sales increase $30 million to $140-155 million. The increase in guidance for other sales revenue is largely attributed to the exceptional performance of the company's European organization, including their acquisition of a new product. Cephalon’s 2005 guidance for diluted adjusted earnings per share remains at $2.80-2.95.

Cephalon remains on track to meet its financial objectives for the first half of the year, and is introducing second quarter 2005 guidance for sales of $280-290 million and diluted adjusted earnings per share of $0.55-0.60.

Cephalon’s management will discuss the company’s first quarter 2005 performance in a conference call with investors beginning at 5 p.m. (EDT) on Tuesday, May 3, 2005.  To participate in the conference call, dial 913-981-5572 and refer to conference code number 7329124. Investors can listen to the call live by logging on to the company’s website at www.cephalon.com and clicking on “Investor Relations,” then “Webcast.”  The conference call will be archived and available to investors for one week after the call.

Cephalon, Inc.

Cephalon currently employs approximately 2,400 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota. Cephalon’s European offices are located in Guildford, England, Martinsried, Germany, and Maisons-Alfort, France.

The company currently markets three proprietary products in the United States: PROVIGIL, GABITRIL, and ACTIQ and more than 20 products internationally. Further information about Cephalon and full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

* * *

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, including our ability to file four NDAs by the first quarter of 2006, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for our products, including our ability to double our total revenue by 2008, yearly

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and quarterly sales and earnings guidance for 2005, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

This press release and/or the financial results attached to this press release include “Adjusted Net Income,” “Basic Adjusted Income per Common Share,” “Diluted Adjusted Income Per Common Share,” and “Diluted Adjusted Earnings Per Share Guidance” amounts that are considered “non-GAAP financial measures” under SEC rules. As required, we have provided reconciliations of these measures. Additional required information is located in the Form 8-K furnished to the SEC in connection with this press release.

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Cephalon, Inc. and Subsidiaries

Consolidated Statement of Operations

(Amounts in Thousands, Except per Share)

(Unaudited)

	Three Months Ended March 31, 2005				Three Months Ended March 31, 2004
	GAAP	Adjustments		“Adjusted”	GAAP	Adjustments		“Adjusted”

Revenues:
Sales	$266,609			$266,609	$210,391			$210,391
Other revenues	13,372			13,372	4,591			4,591
	279,981	—		279,981	214,982	—		214,982
Costs and Expenses:
Cost of sales	41,114			41,114	25,977			25,977
Research and development	80,766			80,766	56,482			56,482
Selling, general and administrative	98,229			98,229	82,502	4,214	(4)	86,716
Depreciation and amortization	18,650	(13,330	)(1)	5,320	11,497	(8,360	)(1)	3,137
	238,759	(13,330)		225,429	176,458	(4,146)		172,312

Income from operations	41,222	13,330		54,552	38,524	4,146		42,670

Other Income and Expense:
Interest income	4,859			4,859	3,246			3,246
Interest expense	(5,551)			(5,551)	(5,890)			(5,890)
Charge on early extinguishment of debt	—			—	(961)	961	(3)	—
Other income (expense), net	1,335			1,335	(466)			(466)
	643	0		643	(4,071)	961		(3,110)

Income before income taxes	41,865	13,330		55,195	34,453	5,107		39,560

Income tax expense	(15,203)	(3,712	)(2)	(18,915)	(12,742)	(2,068	)(2)	(14,810)

Net Income	$26,662	$9,618		$36,280	$21,711	$3,039		$24,750

Basic income per common share *	$0.46			$0.63	$0.38			$0.44

Diluted income per common share *	$0.44			$0.59	$0.36			$0.41

Weighted average number of common shares outstanding	57,994			57,994	55,905			55,905

Weighted average number of common shares outstanding-assuming dilution	65,065			65,071	65,006			65,006

* Prior period EPS shown is restated for adoption of guidance from EITF 03-6 and EITF 04-8.

Cephalon, Inc. and Subsidiaries

Notes to Reconciliation of GAAP Net Income to “Adjusted” Net Income

Three Months Ended March 31, 2005 and March 31, 2004

(1)

To exclude the ongoing amortization of acquired intangible assets including technology, trademark and marketing rights acquired from Group Lafon and CIMA LABS INC., Gabitril marketing rights, Actiq marketing rights, and product marketing rights acquired in conjunction with our Novartis collaboration.

(2)	To reflect the tax effect of adjustments at the applicable tax rates.

(3)	To exclude the charge on early extinguishment of debt in 2004 related to the repurchase of $10 million of our 3.875% Convertible Subordinated Notes in March 2004.

(4)	To exclude the gain resulting from the cancellation of postretirement health care benefits for current employees at Cephalon France.

Cephalon, Inc. and Subsidiaries

Consolidated Sales Detail

(Amounts in Thousands)

(Unaudited)

	Three Months Ended						%
	March 31,						Increase
	2005			2004			(Decrease)
	United States	Europe	Total	United States	Europe	Total	United States	Europe	Total
Sales:
Provigil	$92,149	$7,981	$100,130	$87,931	$6,622	$94,553	5%	21%	6%
Actiq	98,868	3,057	101,925	68,659	1,497	70,156	44%	104%	45%
Gabitril	24,701	1,689	26,390	21,034	1,677	22,711	17%	1%	16%
Other	9,194	28,970	38,164	—	22,971	22,971	—	26%	66%

	$224,912	$41,697	$266,609	$177,624	$32,767	$210,391	27%	27%	27%

Cephalon, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in Thousands)

(Unaudited)

	March 31,	* December 31,
	2005	2004
CURRENT ASSETS:
Cash and cash equivalents	$590,262	$574,244
Investments	219,773	217,432
Receivables, net	205,447	208,225
Inventory, net	95,381	86,629
Deferred tax asset	46,771	47,118
Other current assets	54,857	39,915
Total current assets	1,212,491	1,173,563

Property and equipment, net	255,644	244,834
Goodwill	369,534	372,534
Other intangible assets, net	431,200	449,402
Debt issuance costs, net	23,372	25,401
Deferred tax asset, net	152,533	163,620
Other assets	22,187	22,549
	$2,466,961	$2,451,903

CURRENT LIABILITIES:
Current portion of long-term debt	$5,655	$5,114
Accounts payable	53,816	52,488
Accrued expenses	172,981	169,568
Current portion of deferred revenues	1,277	868
Total current liabilities	233,729	228,038

Long-term debt	1,282,652	1,284,410
Deferred revenues	1,169	1,769
Deferred tax liabilities	92,702	94,100
Other liabilities	14,168	13,542
Total liabilities	1,624,420	1,621,859

STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value	580	580
Additional paid-in capital	1,174,035	1,172,499
Treasury stock, at cost	(14,860)	(14,860)
Accumulated deficit	(368,456)	(395,118)
Accumulated other comprehensive income	51,242	66,943
Total stockholders’ equity	842,541	830,044
	$2,466,961	$2,451,903

* Certain reclassifications of prior period amounts have been made to conform with the current year presentation.

Cephalon, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Amounts in Thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$26,662	$21,711
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Deferred income tax expense	14,677	2,269
Tax benefit from exercise of stock options	652	2,270
Depreciation and amortization	26,586	12,239
Amortization of debt issuance costs	2,138	2,209
Stock-based compensation expense	2,543	1,247
Non-cash charge on early extinguishment of debt	—	961
Pension curtailment	—	(4,214)
Loss on disposals of property and equipment	—	430
Increase (decrease) in cash due to changes in assets and liabilities, net of effect from acquisition:
Receivables	60	(19,221)
Inventory	(11,164)	(4,189)
Other assets	(21,914)	(4,907)
Accounts payable, accrued expenses and deferred revenues	6,486	(1,902)
Other liabilities	(564)	479

Net cash provided by operating activities	46,162	9,382

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(24,164)	(9,188)
Acquisition of intangible assets	(384)	(240)
Sales and (purchases) of investments, net	(3,924)	(14,009)

Net cash used for investing activities	(28,472)	(23,437)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercises of common stock options	1,341	5,377
Principal proceeds (payments on and retirements) of long-term debt	119	(10,986)

Net cash provided by (used for) financing activities	1,460	(5,609)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(3,132)	(2,798)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	16,018	(22,462)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	574,244	1,115,699

CASH AND CASH EQUIVALENTS, END OF PERIOD	$590,262	$1,093,237

Cephalon, Inc. and Subsidiaries

Reconciliation of Projected GAAP Diluted Earnings per Share

to Diluted Adjusted Earnings Per Share Guidance

(Unaudited)

	Three Months	Twelve Months
	Ended	Ended
	June 30,	December 31,
	2005	2005

Projected GAAP diluted earnings per share	$0.42 - $0.47	$2.27 - $2.42

Amortization of current intangibles	$0.20	$0.82
Tax benefit on adjustments	$(0.07)	$(0.29)

Diluted adjusted earnings per share guidance	$0.55 - $0.60	$2.80 - $2.95